Exhibit 99.1

World Acceptance Corporation Resolves Previously Disclosed FCPA Matter with U.S. Authorities

Agreement Resolves Matter Related to former Subsidiary in Mexico

GREENVILLE, S.C.--(BUSINESS WIRE)--August 6, 2020--World Acceptance Corporation (NASDAQ: WRLD) (“the Company”) today announced that it has reached an agreement with the Securities and Exchange Commission and the Department of Justice to resolve allegations primarily involving the Company’s former subsidiary in Mexico.

The agreement concludes investigations into alleged violations of the Foreign Corrupt Practices Act involving the Company’s former WAC de Mexico, S.A. de C.V. subsidiary through June 2017. The Company has made improvements in operations and management since the allegations were made, including naming R. Chad Prashad as President and Chief Executive Officer; naming Luke J. Umstetter as General Counsel, Chief Compliance Officer and Secretary; and selling its Mexican subsidiary in July 2018. The Company has no remaining foreign subsidiaries, and it conducts no business outside of the United States.

“We are pleased to reach these resolutions which reflect the Company’s full and robust cooperation in this matter,” said Luke Umstetter. “Having undertaken an extensive independent investigation led by our board and addressing these past issues, we emerge with a renewed focus on operating our business with integrity and in compliance with applicable laws and regulations.”

“Since selling our foreign businesses over two years ago, our team has been focused on designing and offering affordable credit solutions that help people realize their financial goals,” said Chad Prashad, President and CEO. “We are pleased to put this matter behind us and believe we are well positioned for the future.”

Under the terms of the settlement with the SEC, the Company has agreed to disgorge approximately $17.8 million earned by the Viva division of its former Mexican subsidiary and pay an additional $3.9 million in prejudgment interest and civil penalties. This amount is consistent with the accrual previously disclosed and recorded by the Company. The SEC resolution acknowledges WAC’s remedial acts and cooperation. In connection with this settlement, the Company has neither admitted nor denied the underlying allegations.

The U.S. Department of Justice (“DOJ”) also made public a letter declining to prosecute the Company and closing its investigation into the Company citing as the bases for this decision, among other things, the following: World’s prompt, voluntary self-disclosure of the misconduct; World’s full and proactive cooperation in this matter (including its provision of all known relevant facts about the misconduct); and World’s full remediation, including the additional FCPA training added to World’s compliance program, separation from executives under whom the misconduct took place; and discontinuing relationships with third parties in Mexico involved in the misconduct.

About World Acceptance Corporation
Founded in 1962, Greenville, S.C.-based World Acceptance Corporation (NASDAQ: WRLD) is one of North America's largest small-loan consumer finance companies. The company offers short and medium-term installment loans, related credit insurance and a range of ancillary financial products and services to individuals that may include those with limited access to other sources of consumer credit. For more information, visit www.loansbyworld.com.

Cautionary Note Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact are forward-looking statements and are about matters that are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements are discussed in Part I, Item 1A. “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. The Company does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800